   As filed with the Securities and Exchange Commission on February 7, 2000
                                              SEC Registration No. 333-93689
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                AMENDMENT NO. 1
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                            COLORADO MEDTECH, INC.
          ----------------------------------------------------------
            (Exact name of registrant as specified in its charter)

       Colorado                                                84-0731006
------------------------                               -------------------------
(State of Incorporation)                               (I.R.S. Employer ID. No.)

          6175 Longbow Drive, Boulder, Colorado 80301, (303) 530-2660
--------------------------------------------------------------------------------
      (Address, including zip code, and telephone number, including area code of Registrant's Principal Executive Offices)

                                Peter J. Jensen
                            Colorado MEDtech, Inc.
                              6175 Longbow Drive
                            Boulder, Colorado 80301
                                (303) 530-2660
                     ------------------------------------
            (Name, address, including zip code and telephone number
                   including area code of agent for service)

                                  Copies to:
                                  ----------

                         Christopher M. Hazlitt, Esq.
                        Chrisman, Bynum & Johnson, P.C.
                             1900 Fifteenth Street
                              Boulder, CO  80302
                                (303) 546-1300
--------------------------------------------------------------------------------

          Approximate date of commencement of proposed to the public:
   From time to time after the effective date of this Registration Statement


     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /_/

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /x/
                                                     -

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. /_/

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /_/
                          __________________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------

PROSPECTUS                      736,324 Shares

                            Colorado MEDtech, Inc.
                                 Common Stock
                                (no par value)

                                ______________


     This Prospectus relates to 736,324 shares of common stock of Colorado MEDtech, Inc., which may be offered from time to time by the selling shareholders named herein. We will not receive any of the proceeds from the sale of the common stock - rather, the selling shareholders will receive all of the net proceeds from the sale of the common stock. We will pay all expenses incident to the registration of the common stock under the Securities Act of 1933, as amended.

     The selling shareholders may sell the common stock from time to time at designated prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. In addition, the selling shareholders may sell the common stock through customary brokerage channels, either through broker-dealers acting as agents or principals. The selling shareholders may effect such transactions by selling common stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the selling shareholders and/or purchasers of the common stock for whom such broker-dealers may act as agent, or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers that participate with any of the selling shareholders in the distribution of common stock may be deemed to be underwriters and any commissions received by them and any profit on the resale of common stock positioned by them might be deemed to be underwriting discounts and commissions within the meaning of the Securities Act, in connection with such sales.

The common stock trades on the Nasdaq Stock Market National Market system under the symbol "CMED". As of the close of trading on February 2, 2000, the closing sale price of the common stock as quoted on the Nasdaq Stock Market National Market system was $10.19 per share. Our principal executive offices are located at 6175 Longbow Drive, Boulder, Colorado 80301 and our phone number is (303) 530-2660.

Investing in the common stock involves certain risks. See the "Risk Factors" section beginning on page 3.

                                ______________

     Neither the Securities and Exchange Commission Nor Any State Securities Commission Have Approved Or Disapproved These Securities Or Passed Upon The Accuracy Or Adequacy Of This Prospectus. Any Representation To The Contrary Is A Criminal Offense.

              The date of this prospectus is February 7, 2000.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" certain of our publicly filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. The following documents filed by the Company with the SEC are incorporated herein by reference:

          1)  Annual Report on Form 10-K for the fiscal year ended June 30,
              1999.
          2)  Current Report on Form 8-K dated October 14, 1999.
          3) Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999.
          4)  Current Report on Form 8-K dated November 15, 1999.
          5) Proxy Statement in connection with the November 19, 1999 annual meeting of shareholders.
          6)  Current Report on Form 8-K dated December 22, 1999.
          7) A description of the Common Stock contained in the Company's Registration Statement No. 2-83841-D on Form S-18, dated May 17, 1983.

     All documents filed by us subsequent to the date of this prospectus with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the common stock shall be deemed to be incorporated herein by reference from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will furnish without charge to each person, including any beneficial owner to whom this prospectus is delivered, upon the request of such person, a copy of any or all of the documents referred to above, other than exhibits to such documents. All requests for copies of such documents should be directed in writing to Corporate Secretary, Colorado MEDtech, Inc., 6175 Longbow Drive, Boulder, Colorado 80301.

                               MATERIAL CHANGES

     On November 15, 1999, Colorado MEDtech, Inc. acquired CIVCO Medical Instruments Co., Inc. pursuant to a Plan and Agreement of Share Exchange by and among Colorado MEDtech, Inc., CIVCO Medical Instruments Co., Inc. and Victor Wedel. CIVCO, a privately held company located in Kalona, Iowa, is a designer and manufacturer of specialized medical products for ultrasound imaging equipment and procedures and for minimally invasive surgery equipment and procedures. Pursuant to the Plan and Agreement of Share Exchange, Colorado MEDtech acquired all of the outstanding shares of CIVCO, as well as its Kalona facility, from Victor Wedel, for consideration consisting of 736,324 shares of Colorado MEDtech, Inc. common stock. The number of shares of common stock issued by Colorado MEDtech was determined based upon a negotiated value of $15.00 per share.

     CIVCO's business focuses on supplying innovative product design, manufacturing, distribution and support to the world's leading imaging original equipment manufacturers (OEMs). CIVCO's annualized revenues are approximately $10 million and it employs approximately 95 people. The CIVCO business will remain at its current location and will operate as a subsidiary of Colorado MEDtech. Charles Klasson will continue as President of CIVCO.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "SEC" or "Commission") a Registration Statement (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") on Form S-3 under the Securities Act for registration of the shares of Common Stock offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information, and a copy of the Registration Statement, can be copied and inspected at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies of all or any portion of the registration statement of which this prospectus is a part may be obtained at the Public Reference Room. The Company files certain of its materials with the Commission electronically. The Commission maintains a World Wide Web site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically. Additional information about Colorado MEDtech is available on our World Wide Web site at www.cmed.com.

     The Company intends to furnish its shareholders with annual reports containing audited financial statements for each fiscal year.

                                 RISK FACTORS

     An investment in the common stock being offered by this prospectus involves a high degree of risk. Before purchasing the common stock, you should carefully consider the following risk factors together with all other information in the prospectus.

Our financial results can fluctuate from quarter to quarter and year to year, which can affect our stock price.

     Our quarterly and annual operating results are affected by a number of factors, primarily the volume and timing of revenue from customer orders. The volume and timing of our revenue from customer orders varies due to:

     .    variation in demand for the customer's products as a result of, among other things, product life cycles, competitive conditions and general economic conditions;
     .    suspension or cancellation of a customer's development project for reasons which may or may not be related to project performance;
     .    suspension or cancellation of a customer's R&D budget for reasons often unrelated to the project;
     .    a change in a customer's R&D strategy as a result of sale or merger of the customer to another company; and
     .    delays in projects associated with the approval process for changes to a project.
     .    discounts extended to customers for reasons related to project performance or which we may be required to give at the concluding phase of a project if the project is late or over budget;

Our outsourcing services business organization and its related cost structure is designed to support a certain minimum level of revenues. As such, if we experience a temporary decrease in project revenues, our ability to adjust our short-term cost structure is limited. This limitation may compound the adverse effect of any significant revenue reduction we may experience. Any one of the factors listed above or a combination thereof could result in a material adverse effect on our business, results of operations and financial condition. Due to the foregoing factors, it is possible that our operating results may from time to time be below the expectations of public market analysts and investors. In such event, the price of our stock would likely be adversely affected.

Risks Which Affect Our Customers Can Directly Impact Our Business.

     Our success is dependent on the success of our customers and the products that we develop or manufacture for them. Any unfavorable developments or adverse effects on the sales of those products or on our customers' businesses could have a corresponding adverse effect on our business. We believe that our customers and their products are generally subject to the risks listed below. To the extent the factors set forth below affect our customers, there may be a corresponding impact on our business.

     .    Our Customers Operate in a Competitive Environment

            The medical products industry is highly competitive and is subject to significant and rapid technological change. It requires ongoing investment to keep pace with technological developments and quality and regulatory requirements. The medical products industry consists of numerous companies, ranging from start-up to well-established companies. Our customers' competitors may succeed in developing or marketing technologies and products that will be better accepted in the marketplace than the products we design and manufacture for our customers or that would render our customers' technology and products obsolete or noncompetitive. Some of our customers are emerging medical technology companies that have competitors and potential competitors with substantially greater capital resources, research and development staffs and facilities, and substantially greater experience in developing and commercializing new products. Our customers may not be successful in marketing or distributing their products, or may not respond to pricing, marketing or other competitive pressures or the rapid technological innovation demanded by the marketplace. As a result, they may experience a drop in product sales, which would have an adverse effect on our business, results of operations and financial condition.

     . Our Customers' Business Success Depends on Market Acceptance of New Products.

            We design and manufacture medical devices for other companies. We also sell proprietary products to other companies and end-user customers. For products we manufacture (manufactured for others, or those we sell directly), our success is dependent on the acceptance of those products in their markets. Market acceptance may depend on a variety of factors, including educating the target market regarding the use of a new procedure and convincing healthcare payers that the benefits of the product and its related treatment regimen outweigh its costs. Market acceptance and market share are also affected by the timing of market introduction of competitive products. Some of our customers, especially emerging medical technology companies, have limited or no experience in marketing their products and may be unable to establish effective sales and marketing and distribution channels to rapidly and successfully commercialize their products. If our customers are unable to gain any significant market acceptance for the products we develop or manufacture for them, our business will be affected.

     . If Our Customers Don't Promptly Obtain Regulatory Approval for the Products We Design and Manufacture for Them, Our Projects and Revenue Can Be Affected.

            The FDA regulates many of the products we develop and manufacture, and requires certain clearances or approvals before new medical devices can be marketed. As a prerequisite to any introduction of a new device into the medical marketplace, we or our customers must obtain necessary product clearances or approvals from the FDA or other regulatory agencies. This can be a slow and uncertain process and there can be no assurance that such clearances or approvals will be obtained on a timely basis, if at all.

     Certain medical devices we manufacture may be subject to the need to obtain premarket approval from the FDA, which requires substantial preclinical and clinical testing and may cause delays and prevent introduction of such instruments. Other instruments can be marketed only by establishing "substantial equivalence" to a pre-existing device in a 510(k) premarket notification. In addition, products intended for use in foreign countries must comply with similar requirements and be certified for sale in those countries. A customer's failure to comply with the FDA's requirements can result in the delay or denial of approval to proceed with the device. Delays in obtaining regulatory approval are frequent and, in turn, can result in delaying or canceling customer orders from the Company. There can be no assurance that we or our customers will obtain or be able to maintain all required clearances or approvals for domestic or exported products on a timely basis, if at all. The delays and potential product cancellations inherent in the regulatory approval and ongoing regulatory compliance of products we develop or manufacture may have a material adverse effect on our business, reputation, results of operations and financial condition.

     . Our Customers' Financial Condition May Adversely Affect Their Ability to Continue or Pay for a Project.

            Some of our customers, especially the smaller and newer emerging medical technology companies, are not profitable, may have little or no revenues or may have limited working capital available to fund a development project. Adequate funds for their operations or for a development project may not be available when needed. A customer's financial difficulties may require a customer to suspend its research and development spending, delay development of a product, clinical trials (if required) or the commercial introduction of a product. Depending on the significance of a customer's product to our revenues or profitability, any adverse effect on a customer resulting from insufficient funds could result in an adverse effect on our business, results of operations and financial condition.

     . Government or Insurance Company Reimbursement for Our Customers' Products or Services May Change and Cause a Reduced Demand for the Product We Provide to the Customer.

            Governmental and insurance industry efforts to reform the healthcare industry and reduce healthcare spending have affected, and will continue to affect, the market for medical devices. There have been several instances of changes in governmental or commercial insurance reimbursement policies which have significantly impacted the markets for certain types of products or services or which have impacted entire industries, such as recent policies affecting payment for nursing home and home care services. Adverse governmental regulation relating to our products or our customers' products which might arise from future legislative, administrative or insurance industry policy cannot be predicted and the ultimate effect on private insurer and governmental healthcare reimbursement is unknown. Government and commercial insurance companies are increasingly vigorous in their attempts to contain healthcare costs by limiting both coverage and the level of reimbursement for new therapeutic products even if approved for marketing by the FDA. If government and commercial payers do not provide adequate coverage and reimbursement levels for uses of our products and our customers' products, the market acceptance of these products and our revenues and profitability would be adversely affected.

A Significant Portion of Our Revenue Comes From a Small Number of Major
Customers.

     In the fiscal year ended June 30, 1999, three customers accounted for approximately 53% of our consolidated revenues. In the fiscal year ended June 30, 1998, two customers accounted for approximately 45% of our consolidated revenues. In the fiscal year ended June 30, 1997, three customers accounted for approximately 45% of our consolidated revenues. The primary portion of our business is contract development and manufacturing of medical devices for other companies. As such, we have historically obtained a significant share of our revenue from a small number of customers, but the identity of those major customers tends to change from year to year. The concentration of business in such a small number of customers means that a significant reduction or delay in orders or payments from any of these customers could have a material adverse effect on our business and results of operations.

Competitive Issues Between Our Customers May Limit Our Ability to Pursue New Business in Attractive Areas.

     There is a great deal of competition in the medical technology industry, especially with respect to new product introductions. Our outsourcing services customers invest heavily in the development of new products and it is important to them to protect their new technology and to hold a technology edge over their competitors as long as possible. Although we generally do not enter into non-competition agreements, on occasion our development contracts prohibit us from working for certain competitors of our customers. When and if we do this, our growth may be adversely affected because such contracts would prevent us from developing or manufacturing instruments for our customers' competitors. Any conflicts among our customers could prevent or deter us from obtaining contracts to develop or manufacture instruments, which could result in a material adverse effect on our business, results of operations and financial condition.

Our Sales Cycles Are Long.

     The sales cycle for our products and services is lengthy and unpredictable. While our sales cycle varies from customer to customer, it often ranges from six to nine months or more for outsourcing services projects. While the sales cycle for our medical products can be shorter, to the extent it involves a relationship with a large original equipment manufacturer, the sales cycle can also be quite lengthy. Our pursuit of sales leads typically involves an analysis of our prospective customer's needs, preparation of a written proposal, one or more presentations and contract negotiations. Our sales cycle may also be affected by a prospective customer's budgetary constraints and internal acceptance reviews, over which we have little or no control.

Our Markets Are Competitive.

     Our competition with respect to outsourcing services comes from a variety of sources, including consulting, commercial product development and manufacturing companies. Competition also comes from commercial and university research laboratories and from current and prospective customers who evaluate our capabilities and costs against the merits of designing, engineering or manufacturing products internally. Many of our competitors are larger and have substantially greater financial, research and development and manufacturing resources. Competition from any of the foregoing sources could place pressure on us to accept lower margins on our contracts or lose existing or potential business, which could result in a material adverse effect on our business, results of operations and financial condition.

We sell our medical products principally in the markets of the United States, Japan and Europe. Our competition with respect to medical products comes from two principal sources: original equipment manufacturers who may have in-house capabilities similar to ours, and other medical outsourcing and products companies who sell to original equipment manufacturers or directly to customers. Many of our competitors are larger and have substantially greater financial, research and development and manufacturing resources. Price and quality are the primary competitive factors in the markets in which we compete. As competition in the market for medical products continues to increase, we may experience pricing pressure, which could result in a material adverse effect on our business, results of operation and financial condition.

Our Business Success Depends on Hiring and Retaining Key Personnel.

     Our success depends to a significant extent on the continued service of certain of our key managerial, technical and engineering personnel, particularly our President and Chief Executive Officer, John V. Atanasoff II. Our future success will be dependent on our continuing ability to attract, train, assimilate and retain highly qualified engineering, technical and managerial personnel experienced in commercializing medical products. The labor market is tight and competition for such personnel is intense, the available pool of qualified candidates is limited and there can be no assurance that we can retain our key engineering, technical and managerial personnel or that we can attract, train, assimilate or retain other highly qualified engineering, technical and managerial personnel in the future. The loss of Mr. Atanasoff or any of our other key personnel or our inability to hire, train, assimilate or retain qualified personnel could have a material adverse effect on our business, results of operations and financial condition.

If We Do Not Comply With Regulatory Requirements, Our Projects and Revenue Can Be Adversely Affected.

     We are subject to a variety of regulatory agency requirements in the United States and foreign countries relating to many of the products that we develop and manufacture. The process of obtaining and maintaining required regulatory approvals and otherwise remaining in regulatory compliance can be lengthy, expensive and uncertain.

The FDA inspects manufacturers of certain types of devices before providing a clearance to manufacture and sell such device, and the failure to pass such an inspection could result in delay in moving ahead with a product or project. We are required to comply with the FDA's quality system regulation for the manufacture of medical products. In addition, in order for devices we design or manufacture to be exported and for us and our customers to be qualified to use the "CE" mark in the European Union, we maintain ISO 9001/EN 46001 certification which, like the quality system regulation, subjects our operations to periodic surveillance audits. To ensure compliance with various regulatory and quality requirements, we expend significant time, resources and effort in the areas of training, production and quality assurance. If we fail to comply with regulatory or quality regulations or other FDA or applicable legal requirements, the governing agencies can issue warning letters, impose government sanctions and levy serious penalties. In addition, the continued sale of products we manufacture may be halted or otherwise restricted. Any such actions could have an adverse effect on the willingness of customers and prospective customers to do business with us. In addition, any such noncompliance or increased cost of compliance could have a material adverse effect on our business, results of operations and financial condition.

The Products We Design and Manufacture May Be Subject to Product Recalls and May Subject Us to Product Liability Claims.

     Most of the products we design or manufacture are medical devices, many of which may be used in life-sustaining or life-supporting roles. The tolerance for error in the design, manufacture or use of these products may be small or nonexistent. If a product we designed or manufactured is found to be defective, whether due to design or manufacturing defects, to improper use of the product or to other reasons, the product may need to be recalled, possibly at our expense. Furthermore, the adverse effect of a product recall on our business might not be limited to the cost of the recall. Recalls, especially if accompanied by unfavorable publicity or termination of customer contracts, could result in substantial costs, loss of revenues and damage to our reputation, each of which would have a material adverse effect on our business, results of operations and financial condition.

The manufacture and sale of the medical devices we develop and manufacture involves the risk of product liability claims. Although we generally obtain indemnification from our customers for products we manufacture to the customers' specifications and we maintain product liability insurance, there can be no assurance that the indemnities will be honored or the coverage of our insurance policies will be adequate. In addition, we are not indemnified with respect to our products which are sold directly to end-users. Further, we generally provide a design defect warranty and indemnify our customers for failure of a product to conform to design specifications and against defects in materials and workmanship. Product liability insurance is expensive and in the future may not be available on acceptable terms, in sufficient amounts, or at all. A successful product liability claim in excess of our insurance coverage or any material claim for which insurance coverage was denied or limited and for which indemnification was not available could have a material adverse effect on our business, results of operations and financial condition.

Year 2000 Issue.

     Many existing computer systems and applications, and other control devices, use only two digits to identify a year in the date code field, and were not designed to account for the upcoming change in the century. As a result, such systems and applications could fail or create erroneous results unless corrected so that they can process data related to the Year 2000. We rely on our systems, applications and devices in operating and monitoring all major aspects of our business, including financial systems (such as general ledger, accounts payable and accounts receivable modules), inventory and receivables systems, customer services, infrastructure, embedded computer chips, networks and telecommunications equipment and end products. We also rely on systems of external business enterprises such as distributors, suppliers, creditors, financial organizations, and of governmental entities for accurate exchange of data. We do not believe that our proprietary products or any of our outsourcing services projects involve any material Year 2000 risks, and we do not presently anticipate that the costs to address the Year 2000 issue will be material. Even if our internal systems and the systems and software in our proprietary products and our outsourcing products are not materially affected by the Year 2000 issue, we could be affected through disruptions in the operation of the enterprises with which we interact. If the Year 2000 issue affects the ability of our component suppliers to meet delivery schedules for the components needed to manufacture our products, we may not be able to timely meet our obligations to our customers. This would likely have an adverse impact on our business, financial condition and operating results which could be material.

Common Stock Held by Insiders and Sales of Shares Issuable Upon Exercise of Stock Options May Adversely Affect Stock Price.

     On the date of this prospectus there were a total of approximately 12.0 million shares of common stock outstanding, of which approximately 10.3 million are freely tradable, which number includes the 736,324 shares offered pursuant to this prospectus. The remaining 1.7 million shares are held by Colorado MEDtech officers and directors and their affiliates. Such shares are eligible for sale in the public markets in accordance with the volume restrictions of Rule 144 under the Securities Act of 1933, which are not a practical impediment to the sale of large numbers of such shares. In addition, there are outstanding warrants and stock options to purchase approximately 2.9 million shares of common stock, approximately 1.2 million of which are currently exercisable or become exercisable in 60 days from the date of this registration statement. Except as limited by Rule 144 volume limitations applicable to affiliates, shares issued upon the exercise of warrants and options to purchase Colorado MEDtech stock generally are available for sale in the open market. Investors should understand that even if our financial performance is good, future sales of the shares of common stock referred to above could adversely affect the market price of the common stock.

                          FORWARD LOOKING STATEMENTS

     This prospectus contains forward looking statements that have been made under the provisions of the Private Securities Litigation Reform Act of 1995. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of these words and similar expressions are intended to identify forward looking statements. We have based these statements on our current expectations about future events. Although we believe that our expectations about future events are reasonable, we cannot assure you that these expectations will be achieved. Important factors that would cause our actual results to differ materially from the forward looking statements in this prospectus are described in the "Risk Factors" and elsewhere in this prospectus. We urge you to carefully consider these factors. We caution you that any forward looking statements are not guarantees of future performance and involve significant risks and uncertainties and that actual results may differ materially from those projected in the forward looking statements as a result of various factors. All forward looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement.

                                USE OF PROCEEDS

     Colorado MEDtech will not receive any part of the proceeds from the sale of the common stock. All net proceeds from the sale of the common stock will go to the selling shareholders.

                             SELLING SHAREHOLDERS

     The following table sets forth certain information with respect to the common stock beneficially owned by the selling shareholders as of December 23, 1999, and as adjusted to give effect to the sale of such securities. The common stock is being registered to permit public secondary trading of such securities, and the selling shareholders may offer such securities for resale from time to time. See "Plan of Distribution".

     Except as set forth below, none of the selling shareholders has had a material relationship with Colorado MEDtech within the past three years other than as a result of ownership of Colorado MEDtech common stock. The common stock may be offered from time to time by the selling shareholders named below or their nominees, and this prospectus may be required to be delivered by persons who may be deemed to be underwriters in connection with the offer or sale of such securities. See "Plan of Distribution". In accordance with the rules of the SEC, the columns "Common Stock Owned After Offering" show the amount of securities owned by the selling shareholders after the offering. The numbers in such columns assume all common stock registered and offered by this prospectus, shown in the column "Common Stock Offered", are sold by the selling shareholders. However, the selling shareholders are not required to sell any of the common stock offered, and the selling shareholders may sell as many or as few shares of common stock as they choose. See "Plan of Distribution".

Name of                                           Common Stock            Common Stock          Common Stock
Selling Shareholders                         Owned Prior to Offering         Offered        Owned After  Offering
--------------------                         -----------------------         -------        ---------------------
                                              Amount          Percent(1)                    Amount(2)       Percent(1)
                                              ------          -------                       ------          -------
Victor Wedel(3)                               692,667              5.8%        692,667         0               --
Victor Wedel(3) and Sherrill Wedel             43,657               --          43,657         0               --
All Selling Shareholders                      736,324              6.1%        736,324         0               --

______________________
(1) No percent of class is shown for holders of less than 1%. Percentage computations are based on approximately 12,000,000 shares of Common Stock outstanding on December 23, 1999.
(2) Assumes sale of all Common Stock offered hereby. See "Plan of Distribution".
(3) On November 15, 1999, Colorado MEDtech acquired CIVCO Medical Instruments Co., Inc. from Victor Wedel in exchange for 692,667 shares of Colorado MEDtech common stock. On the same date, Colorado MEDtech acquired the facility housing the CIVCO business from Victor Wedel and Sherrill Wedel in exchange for 43,657 shares of Colorado MEDtech common stock. Mr. Wedel is a director of the Company's wholly-owned subsidiary, CIVCO Medical Instruments Co., Inc.

                             PLAN OF DISTRIBUTION

     The distribution of the Shares by the Selling Shareholders is not subject to any underwriting agreement. The Shares offered by the Selling Shareholders may be sold from time to time at designated prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The Selling Shareholders are not required to sell any of the Shares offered, and the Selling Shareholders may sell as many or as few Shares as they choose. In addition, the Selling Shareholders may sell the Shares through customary brokerage channels, either through broker-dealers acting as agents or principals. The Selling Shareholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the Selling Shareholders and/or purchasers of the Shares for whom such broker-dealers may act as agent, or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers that participate with any of the Selling Shareholders in the distribution of Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of Shares positioned by them might be deemed to be underwriting discounts and commissions within the meaning of the Securities Act, in connection with such sales. The Company has entered into a Selling Agreement with holders of all of the Shares offered hereby, which contains the Company's agreement to indemnify the Selling Shareholders for losses or damages, including losses or damages under the Securities Act, to which the Selling Shareholders may become subject arising out of or based upon untrue statements of fact contained in the Registration Statement of which this Prospectus is a part.

                                INDEMNIFICATION

     The Colorado Business Corporation Act (the "Colorado Act") permits the Company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if: (i) the officer or director acted in good faith; (ii) the person reasonably believed, in the case of conduct in an official capacity with the Company, that his or her conduct was in the best interests of the Company, or in all other cases, that his or her conduct was at least not opposed to the Company's best interests; and, (iii) in the case of a criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. If the officer or director is successful on the merits in such a proceeding, the Colorado Act requires the Company to indemnify the officer or director against all expenses, including attorneys' fees incurred in connection with any such proceeding. The Colorado Act authorizes the Company to advance expenses incurred in defending any such proceeding under certain circumstances. Article VIII of the Company's Articles of Incorporation, as amended, provide that the Company shall indemnify its officers and directors to the fullest extent permitted by the Colorado Act.

     The Colorado Act permits the Company to limit the personal liability of its directors for monetary damages for breaches of fiduciary duty as a director, except for breaches that involve the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts involving unlawful dividends or stock redemptions or transactions from which the director derived an improper personal benefit.
Article XIII of the Company's Articles of Incorporation, as amended, includes such a provision which limits the personal monetary liability of its directors.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                    EXPERTS

The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                 LEGAL OPINION

          The legality of the Common Stock offered will be passed upon for the Company by Chrisman, Bynum & Johnson, P.C., 1900 Fifteenth Street, Boulder, CO 80302.

                            ______________________

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or incorporated by reference is accurate only as of the date on the front cover of this prospectus. Our business and financial condition may have changed since that date.

                            ______________________

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Documents Incorporated by Reference....................................        2
Material Changes.......................................................        2
Available Information..................................................        2
Risk Factors...........................................................        3
Forward Looking Statements.............................................        8
Use of Proceeds........................................................        8
Selling Shareholders...................................................        8
Plan of Distribution...................................................        9
Indemnification........................................................        9
Experts................................................................       10
Legal Opinion..........................................................       10

                                736,324 Shares



                            Colorado MEDtech, Inc.


                          Common Stock (No Par Value)



                                  PROSPECTUS



                  ___________________________________________



                  ___________________________________________


                               February 7, 2000

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.
          --------------------------------------------

          The expenses in connection with the issuance and distribution of the securities being registered, other than brokerage discounts, fees or commissions, are:

Commission Registration Fee               $
                                            1,555
Accounting Fees and Expenses                1,500
Legal Fees and Expenses                     1,000
Miscellaneous Expenses                      1,000
                                           ======

Total                                     $ 5,055

     All expenses, except the registration fee, are estimated. The Company will pay all expenses in connection with this offering.

Item 15.  Indemnification of Officers and Directors.
          ------------------------------------------

          The Colorado Business Corporation Act (the "Colorado Act") permits the Company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if: (i) the officer or director acted in good faith; (ii) the person reasonably believed, in the case of conduct in an official capacity with the Company, that his or her conduct was in the best interests of the Company, or in all other cases, that his or her conduct was at least not opposed to the Company's best interests; and, (iii) in the case of a criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. If the officer or director is successful on the merits in such a proceeding, the Colorado Act requires the Company to indemnify the officer or director against all expenses, including attorneys' fees incurred in connection with any such proceeding. The Colorado Act authorizes the Company to advance expenses incurred in defending any such proceeding under certain circumstances. Article VIII of the Company's Articles of Incorporation, as amended, provide that the Company shall indemnify its officers and directors to the fullest extent permitted by the Colorado Act.

     The Colorado Act permits the Company to limit the personal liability of its directors for monetary damages for breaches of fiduciary duty as a director, except for breaches that involve the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts involving unlawful dividends or stock redemptions or transactions from which the director derived an improper personal benefit.
Article XIII of the Company's Articles of Incorporation, as amended, includes such a provision which limits the personal monetary liability of its directors.

Item 16.  Exhibits
          --------

Exhibit
Number                        Description of Exhibit
------                        ----------------------
 1.1*     Form of Selling Agreement
 2.1      Plan and Agreement of Share Exchange dated November 15, 1999, by and among Colorado MEDtech, Inc., CIVCO Medical Instruments Co., Inc., and
          Victor Wedel./(1)/
 4.1      Form of Certificate for Shares of Common Stock./(2)/
 5.1*     Opinion of Chrisman, Bynum & Johnson, P.C.
23.1*     Consent of Arthur Andersen LLP.
23.2*     Consent of Chrisman, Bynum & Johnson, P.C. (contained in the opinion filed as Exhibit 5.1).
24.1*     Power of attorney (included in signature page of original filing).

_________

* Previously filed
(1) Incorporated by reference from the Company's Current Report on Form 8-K dated November 15, 1999.
(2) Incorporated by reference from the Company's Registration Statement No. 2-83841-D on Form S-18, dated May 17, 1983.


Item 17.  Undertakings
          ------------

          (1)  The undersigned Registrant hereby undertakes:

               A. To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

               provided, however, that the undertakings set forth in Paragraph
(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          B. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on the 7th day of February,2000.

                               COLORADO MEDTECH, INC.


                               By: /s/ John V. Atanasoff II
                               -------------------------------------------

                               John V. Atanasoff II, Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                           Title                                  Date
---------                           -----                                  ----
  /s/ John V. Atanasoff II          Chief Executive Officer,               February 7, 2000
-------------------------------     President and Director
John V. Atanasoff II                (Principal Executive Officer)

*                                   Director                               February 7, 2000
-------------------------------
Dean A. Leffingwell

*                                   Director                               February 7, 2000
-------------------------------
Ira M. Langenthal

*                                   Director                               February 7, 2000
-------------------------------
Robert L. Sullivan

*                                   Director                               February 7, 2000
-------------------------------
Clifford W. Mezey

*                                   Director                               February 7, 2000
-------------------------------
John P. Jenkins

                                     II-4
w

       *                            Director                               February 7, 2000
-------------------------------
         John E. Wolfe

      /s/ Stephen P. Hall           Chief Financial Officer                February 7, 2000
-------------------------------     (Principal Accounting Officer)
        Stephen P. Hall

*By: /s/ John V. Atanasoff
     ---------------------
     John V. Atanasoff
     Attorney-in-fact

                                 EXHIBIT INDEX

Exhibit
Number                        Description of Exhibit                                 Page
------                        ----------------------                                 ----
 1.1*     Form of Selling Agreement
 2.1      Plan and Agreement of Share Exchange dated November 15, 1999, by and among Colorado MEDtech, Inc., CIVCO Medical Instruments Co., Inc., and
          Victor Wedel./(1)/
 4.1      Form of Certificate for Shares of Common Stock./(2)/
 5.1*     Opinion of Chrisman, Bynum & Johnson, P.C.
23.1*     Consent of Arthur Andersen LLP.
23.2*     Consent of Chrisman, Bynum & Johnson, P.C. (contained in the opinion filed as Exhibit 5.1).
24.1*     Power of attorney (included in signature page of original filing).

_________

* Previously filed.
(1) Incorporated by reference from the Company's Current Report on Form 8-K dated November 15, 1999.
(2) Incorporated by reference from the Company's Registration Statement No. 2-83841-D on Form S-18, dated May 17, 1983.